                                                                    EXHIBIT 4.22


             CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
                                      OF
                      CLASS C CONVERTIBLE PREFERRED STOCK
                                      OF
                                 WAM!NET INC.

The undersigned, Edward J. Driscoll, Jr., hereby certifies that:

A. He is the duly elected and acting Secretary of WAM!NET Inc. (the "Company"), a Minnesota corporation.

B. The Articles of Incorporation of this Company provide for a class of up to 49,500,000 shares known as Undesignated Stock, which shares may be issued from time to time in one or more classes or series.

C. The Board of Directors of the Company is authorized, pursuant to Article 6 of the Company's Articles of Incorporation and Minnesota Statutes, Section 302A.401, to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Undesignated Stock, to fix the number of shares constituting the series, and to determine the designation thereof.

D. It is the desire of the Board of Directors of the Company, pursuant to its authority, to fix the rights, preferences, restrictions and other matters relating to the Undesignated Stock and the number of shares of Undesignated Stock.

E. Pursuant to authority given by Article 6 of the Company's Articles of Incorporation, the Company's Board of Directors has adopted the following resolutions as of the 4th day of March, 1999;

RESOLVED, that, pursuant to Article 6 of the Articles of Incorporation of WAM!NET Inc. (the "Company"), the Board of Directors of the Company (the "Board") hereby creates and designates a series of Convertible Preferred Stock, par value $0.01 per share, and authorizes the issuance of up to 878,527 of such shares, and hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of such shares, as follows:

1.  DESIGNATION AND AMOUNT.  The shares of such series shall be designated
    ----------------------
"Class C Convertible Preferred Stock" (the "Class C Preferred Stock") and the number of shares constituting such series shall be 878,527.

2.  RANK.  The Class C Preferred Stock shall rank, with respect to dividend
    ----
rights and distribution of assets on any Liquidation of the Company (as defined herein) (a) junior to any other class or series of the Company's preferred stock which shall specifically provide that such class or series shall rank senior to the Class C Preferred Stock (the "Senior Stock"); (b) on parity with (i) the Company's Class A Preferred Stock, par value $10.00 per share (the "Class A Preferred Stock") (except with respect to a Liquidation of the Company resulting from the merger or consolidation of the Company into or with another corporation, the merger or consolidation of any other corporation into or with the Company or the sale of all or substantially all the assets of the Company, which events do not give rise to a right of the holders of the Class A Preferred Stock to receive distributions),

(ii) the Company's Class B Convertible Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock"), (iii) the Company's Class D Convertible Preferred Stock, par value $0.01 per share (the "Class D Preferred Stock"), and
(iv) any other class or series of the Company's preferred stock which shall specifically provide that such class or series shall rank on parity with the Class C Preferred Stock ((i) through (iv) collectively, the "Parity Stock"); and
(c) prior to (i) the Company's common stock, par value $0.01 per share (the "Common Stock") and (ii) any other class or series of the Company's preferred stock except for any class or series which are Senior Stock or Parity Stock ((i) and (ii) together, the "Junior Stock").

3.   DIVIDENDS.  (a)  Payment.  The holders of Class C Preferred Stock shall be
     ---------        -------
entitled to receive dividends as set forth herein, payable only (i) if, as and when declared by the Board, out of any funds legally available therefor or (ii) to the extent declared by the Board, upon the Liquidation of the Company, subject to and as set forth in Section 4 hereof. All such dividends (X) shall be cumulative and shall accrue on each share of Class C Preferred Stock from the date of issuance thereof at the rate of SEVEN PERCENT (7%) per annum of the Original Purchase Price Per Share (as defined herein) thereof solely in the form of additional shares of Class C Preferred Stock (Y) shall be payable before any dividends shall be set apart for or paid upon Junior Stock in any year and (Z) shall be payable in accordance with Section 2 when any dividends shall be set apart for or paid upon

Parity Stock in any year. All such dividends declared upon Class C Preferred Stock shall be declared pro rata per share.

     (b)  Limit on Junior Dividends and Redemption.  For so long as the Class C
          ----------------------------------------
Preferred Stock remains outstanding, the Company shall not pay any dividend upon the Junior Stock, whether in cash or other property (other than shares of Junior Stock), or purchase, redeem or otherwise acquire any such Junior Stock; provided, however, that nothing in this Section 3(b) shall prohibit or otherwise
-----------------
limit the ability of the Company to (i) purchase unvested shares of Common Stock from former employees of the Company at their original purchase price or (ii) make any purchase, redemption or other acquisition pursuant to arrangements existing as of the date of the initial issuance of the Class C Preferred Stock (the "Initial Issuance Date").

4.  LIQUIDATION, DISSOLUTION OR WINDING-UP.
    --------------------------------------

     (a)  Liquidation Preference.  In the event of any Liquidation of the
          ----------------------
Company, the holders of shares of Class C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock upon such Liquidation of the Company and before any payment shall be made to the holders of Junior Stock, the Liquidation Amount (as defined herein) per share of Class C Preferred Stock. If upon any such Liquidation of the Company, the remaining assets of the Company available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Parity Stock the full amount to which they shall be entitled, the holders of the Class C Preferred Stock shall share ratably with the holders of Parity Stock in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the payment of all preferential amounts required to be paid to the holders of Senior Stock and Parity Stock and any other series of the Company's preferred stock upon any Liquidation of the Company, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders in accordance with the terms thereof.

     (b)  Certain Definitions.  (i) The term "Liquidation of the Company" shall
          -------------------
mean any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, and the merger or consolidation of the Company into or with another corporation, the merger or consolidation of any other corporation into or with the Company or the sale of all or substantially all the assets of the Company.

     (ii) The term "Liquidation Amount" shall mean an amount per share of Class C Preferred Stock equal to the greater of: (A) the Original Purchase Price Per Share plus any per share dividends accrued on the Class C Preferred Stock but not paid and (B) the per share amount that holders of the Class C Preferred Stock would have received had they exercised their right to convert the Class C Preferred Stock to Common Stock immediately prior to a Liquidation of the Company; provided that for
                                                         -------------
purposes of the antidilution provisions of Section 7 hereof and the mandatory conversion provisions of Section 8 hereof, the term "Liquidation Amount" shall exclude any dividends accrued on the Class C Preferred Stock but not paid.

5.  VOTING.  (a)  Number of Votes.  Each issued and outstanding share of Class C
    ------        ---------------
Preferred Stock shall be entitled to the number of votes equal to (i) the number of shares of Common Stock into which each such share of Class C Preferred Stock is then convertible (as adjusted from time to time) divided by the Number of Common Shares Deemed Outstanding (as defined herein) at such time, multiplied by
(ii) the aggregate number of shares of Common Stock then outstanding and entitled to vote (giving effect to the voting power of all of the securities of the Company convertible into or exchangeable for Common Stock that are entitled to vote with the Common Stock, but without giving effect to the voting power of the Class C Preferred Stock), at each meeting of stockholders of the Company (or any written consent without a meeting in accordance with the Minnesota Business Corporation Act) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, by the provisions of this Section 5 or by the provisions establishing any other series of the Company's preferred stock, holders of Class C Preferred Stock and of any other outstanding preferred stock shall vote together with the holders of Common Stock as a single class.

    (b)  Protective Provisions.  In addition to any other rights provided by
         ---------------------
law, the Company shall not (i) without first obtaining the affirmative vote or written consent of a majority of the holders of the Class C Preferred Stock, voting separately as a class, amend, alter or repeal any provision of the Company's Articles of Incorporation or By-Laws in a manner that is adverse to the holders of the Class C Preferred Stock and (ii) without first obtaining the affirmative vote or written consent of a majority of the holders the Company's voting stock other than MCI WORLDCOM, Inc. (together with its majority-owned subsidiaries and other controlled affiliates, "MCI WCOM"), enter into any merger or consolidation into or with MCI WCOM or enter into any other contract or arrangement involving the sale or license of the Company's material assets with MCI WCOM (excluding contractual arrangements with MCI WCOM existing as of the Initial Issuance Date).

6.  OPTIONAL CONVERSION.  Each share of Class C Preferred Stock may be converted
    -------------------
at any time after 18 months following the Initial Issuance Date, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the Original Purchase Price Per Share by the Conversion Price then in effect (the "Conversion Rate"); provided, however, that
                                                         -----------------
upon any redemption of the Class C Preferred Stock contemplated by Section 9 hereof or any Liquidation of the Company, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Class C Preferred Stock.

     (a)  Initial.  The initial Conversion Rate for the Class C Preferred Stock
          -------
shall be one share of Common Stock for each one share of Class C Preferred Stock surrendered for conversion representing an initial Conversion Price of $11.3826902 per share of Common Stock (the "Original Purchase Price Per Share"). The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

     (b)  No Fractional Shares.  The Company shall not issue fractions of shares
          --------------------
of Common Stock upon conversion of Class C Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 6(b), be issuable upon conversion of any Class C Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by Nasdaq, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors of the Company.

     (c)  Adjustment.  Whenever the Conversion Rate and Conversion Price shall
          ----------
be adjusted as provided herein, the Company shall forthwith file at each office designated for the conversion of Class C Preferred Stock, a statement, signed by the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Class C Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 7(g), such notice shall be included as part of the notice required to be mailed and published under the provisions of such Section 7(g).

     (d)  Exercise.  In order to exercise the conversion privilege, the holder
          --------
of any Class C Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Class C Preferred Stock (or if no transfer agent be at the time appointed, then the Company at its principal office), and shall give written notice to the Company at such office that the holder elects to convert the Class C Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Class C Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly authorized in writing. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Class C Preferred Stock as set forth herein, the Company shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

     (e)  Reservation of Shares of Common Stock.  The Company shall at all times
          -------------------------------------
while any shares of Class C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Class C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class C Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class C Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

     (f)  No Adjustment for Dividends.  Upon any such conversion, no adjustment
          ---------------------------
to the Conversion Rate shall be made for accrued and unpaid dividends on the Class C Preferred Stock surrendered for conversion or on the Common Stock delivered.

     (g)  Surrender.  All shares of Class C Preferred Stock which shall have
          ---------
been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends on such shares of Common Stock. Any shares of Class C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Class C Preferred Stock accordingly.

7. ANTI-DILUTION PROVISIONS.  (a)  General.  In order to prevent dilution of the
   ------------------------        -------
rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section
7. Upon each adjustment of the Conversion Price pursuant to this Section 7, the registered holder of shares of Class C Preferred Stock shall thereafter be entitled to acquire upon conversion, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

     (b)  Adjustment of Conversion Price.  Except as provided in Sections 7(c)
          ------------------------------
or 7(f) below, if and whenever on or after the Initial Issuance Date, the Company shall issue or sell, or shall pursuant to Section 7(b)(1) through (10) inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the per share Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Conversion Price shall, subject to Section 7(b)(1) through (10) inclusive, be reduced to: (i) if a Triggering Transaction shall occur within nine months following the Initial Issuance Date, the lower of (A) the consideration per share that such Common Stock shall have been issued or sold (or deemed issued or sold) for in such Triggering Transaction or (B) the "Liquidation Amount of the Class B Preferred Stock" (as calculated in accordance with the Statement of Rights and

Preferences of Class B Convertible Preferred Stock of the Company) or (ii) if a Triggering Transaction shall occur at any time thereafter, the Conversion Price (calculated to the nearest one-hundredth of a cent) determined by dividing: (A) an amount equal to the sum of the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Conversion Price then in effect, plus the consideration, if any, received by the Company upon consummation of such Triggering Transaction by
(B) an amount equal to the sum of the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus the number of shares of Common Stock issued (or deemed to be issued in accordance with Section 7(b)(1) through (10) inclusive) in connection with the Triggering Transaction. The term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (i) the number of shares of Common Stock outstanding at such time, (ii) the number of shares of Common Stock issuable upon conversion or exchange at such time of all of the Company's outstanding securities that are then convertible into, or exchangeable for, Common Stock and (iii) the number of shares of the Company's Common Stock deemed to be outstanding under Section 7(b)(1) through (10) inclusive, at such time. For purposes of determining the adjusted Conversion Price under this Section 7(b), the following provisions shall be applicable:

     (1) In case the Company at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (Y) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (Z) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No further adjustment of the Conversion

Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in Section 7(b)(3).

     (2) In case the Company at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (Y) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (Z) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in Section (7)(b)(3).

     (3)  If the purchase price provided for in any Options referred to in
Section 7(b)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 7(b)(1) or (2), or the rate at which any Convertible Securities referred to in Sections 7(b)(1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Sections 7(b) or 7(d)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in Section 7(b)(1) or the rate at which any Convertible Securities referred to in Sections 7(b)(1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as set forth herein, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

     (4) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

     (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration as determined in good faith by the Board. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

     (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 7(b).

     (8) In case the Company shall declare a dividend or make any other distribution upon the stock of the Company payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

     (9) For purposes of this Section 7(b), in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

     (10) For purposes of this Section 7(b), notwithstanding Section 7(f), in the event that the "Class B Warrants" issued to MCI WCOM on September 26, 1997 vest and become exercisable for shares of Common Stock, whether or not MCI WCOM shall exercise such Class B Warrants, the following shall apply: the consideration per share that the Common Stock shall be deemed to have been issued or sold at shall be equal to the Original Purchase Price Per Share that would have been payable by the holder of the Class C Preferred Stock on the Initial Issuance Date if the vested Class B Warrants had vested and been exercised (and the exercise price thereon had been paid to the Company) prior to the Initial Issuance Date.

     (c)   Liquidating Dividends.  In the event the Company shall declare a
           ---------------------
dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the conversion of any Class C Preferred Stock, the Company shall pay to the person converting such Class C Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this Section 7(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board.

     (d)  Subdivisions and Dividends; Combinations.  In case the Company shall
          ----------------------------------------
at any time (i) subdivide the outstanding Common Stock or (ii) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Class C Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Company shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of the Class C Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

     (e)  Reorganizations, etc.  If any capital reorganization or
          --------------------
reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common

Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Class C Preferred Stock shall have the right to acquire and receive upon conversion of the Class C Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock, equal to the rights of the holders of Parity Stock and after and subject to the rights of holders of Senior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Class C Preferred Stock at the Conversion Price then in effect.

     (f)  Exceptions to Antidilution.  The provisions of this Section 7 shall
          --------------------------
not apply to any Common Stock issued, issuable or deemed outstanding under
Section 7(b)(1) through (10) inclusive (and no such transaction shall constitute a Triggering Transaction): (i) in connection with a public or private debt financing effected by the Company (other than with an affiliate of the Company, including MCI WCOM) within nine months after the Initial Issuance Date, (ii) after the issuance of shares of Common Stock to the public in an underwritten offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of Common Stock in which the proceeds to the Company are not less than $20 million, (iii) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees, consultants or other representatives of the Company or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board, (iv) pursuant to options, warrants and conversion rights in existence on the Initial Issuance Date (other than as provided for in Section 7(b)(10)) or
(v) on conversion of the Class B Preferred Stock, the Class C Preferred Stock or the Class D Preferred Stock or the sale of any additional shares of any of the foregoing at a price not less than the applicable conversion price thereof.

     (g)  Procedures.  In the event that (i) the Company shall declare any cash
          ----------
dividend upon its Common Stock, (ii) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, (iii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (iv) there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, (v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in connection with any such event, the Company shall give to the holders of the Class C Preferred Stock (A) at least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up; and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Class C Preferred Stock at the address of each such holder as shown on the books of the Company.

     (h)  Intended Effect.  If any event occurs as to which, in the opinion of
          ---------------
the Board, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Class C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as set forth herein, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 7 except in the case of a combination of shares of a type contemplated in Section 7(d) and then in no event to an amount greater than the Conversion Price as adjusted pursuant to Section 7(d).

8.  MANDATORY CONVERSION.
    --------------------

    (a)  Mandatory Conversion.  Each share of Class C Preferred Stock shall
         --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price at any time upon the closing of an underwritten offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock to the public at a price per share of Common Stock that is not less than (i) 110% of the Original Purchase Price Per Share, if such offering is consummated within two years following the Initial Issuance Date or (ii) 200% of the Original Purchase Price Per Share, if such offering is consummated at any time thereafter. In addition, each share of Class C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such shares (A) upon the vote to so convert of the holders of at least a majority of the shares of Class C Preferred Stock then outstanding or (B) at any time after the conversion into Common Stock of at least a majority of the shares of Class C Preferred Stock issued on the Initial Issuance Date.

    (b)  Procedures.  All holders of record of shares of Class C Preferred
         ----------
Stock will be given at least twenty (20) days' prior written notice of the date fixed and the place designated for mandatory conversion of all of such shares of Class C Preferred Stock pursuant to this Section 8. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Class C Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of Class C Preferred Stock shall surrender his or its certificates or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 8. On the date fixed for conversion, all rights with respect to the Class C Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Class C Preferred Stock has been converted and payment of any accrued and unpaid dividends thereon. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Class C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Class C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Class C Preferred Stock as set forth herein, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

9.  REDEMPTION.
    ----------

    (a)  Redemption Price.  At any time within 18 months from the Initial
         ----------------
Issuance Date, the Company may redeem all (but not less than all) of the shares of the Class C Preferred Stock at a per share redemption price of 110% of the Original Purchase Price Per Share, plus an amount equal to the per share dividends accrued on the Class C Preferred Stock but not paid (such amount, the "Redemption Price").

    (b)  Redemption Notice; Surrender.  At least thirty (30) days prior to the
         ----------------------------
date that the Company elects to redeem the Class C Preferred Stock (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of

Class C Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Company, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and calling upon such holder to surrender to the Company, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice, the "Redemption Notice"). On or prior to each Redemption Date, each holder of Class C Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Class C Preferred Stock designated for redemption in the Redemption Notice as holders of Class C Preferred Stock of the Company (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

    (c)  Miscellaneous.  Any shares of Class C Preferred Stock so redeemed
         -------------
shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Class C Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Company, from time to time either at public or private sale, of the whole or any part of the Class C Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.

10.  CONVERTED AND REACQUIRED SHARES.  Any shares of Series C Preferred Stock
     -------------------------------
converted into Common Stock, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of undesignated stock of the Company and may be reissued subject to the conditions and restrictions on issuance in the Articles of Incorporation, in any other Certificate of Designation creating a series of preferred stock or any similar stock or as otherwise required by law.

11.  SUSPENSION OF VOTING RIGHTS PENDING HSR APPROVAL.  Notwithstanding anything
     ------------------------------------------------
to the contrary contained herein, unless and until all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder, in connection with the acquisition of the Class C Preferred Stock shall have been made and the applicable waiting period thereunder shall have expired or been terminated, no holder of Class C Preferred Stock shall have any voting rights as a stockholder of the Company or any other right to elect, nominate, designate or vote for any member of the Company's Board of Directors.

RESOLVED FURTHER, that the officers of this company be, and each of them acting alone is, hereby authorized and instructed to take all steps necessary to execute, deliver and file, with the establishment and authorization of the Company's Class D Preferred Stock, including but not limited to filing the Statement of Rights and Preferences with the Minnesota Secretary of State inn accordance with Minnesota Statutes, Section 302A.401.

F. The undersigned further declares under penalty of perjury that the matters set out in the foregoing Certificate are true and correct of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 4th day of March, 1999.



                                         /s/ Edward J. Driscoll, Jr.
                                        ---------------------------------
                                        Edward J. Driscoll, Jr.
                                        Secretary









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